                                                                  EXHIBIT (a)(1)

                          OFFER TO PURCHASE FOR CASH
                    UP TO 4,000,000 SHARES OF COMMON STOCK
                                      OF
                      SHARED TECHNOLOGIES FAIRCHILD INC.
                                      BY
                          MOONLIGHT ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                        INTERMEDIA COMMUNICATIONS INC.
                                      AT
                             $15.00 NET PER SHARE


    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 26, 1997, UNLESS THE OFFER
                                 IS EXTENDED.


THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

ON THE DATE HEREOF, INTERMEDIA COMMUNICATIONS INC. OWNS 1,134,500 SHARES OF COMMON STOCK OF THE COMPANY AND 250,000 SHARES OF SERIES I 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK, CONSTITUTING APPROXIMATELY 6.6% OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK (APPROXIMATELY 21.0% OF THE OUTSTANDING COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS ASSUMING CONVERSION OF THE CONVERTIBLE PREFERRED STOCK). INTERMEDIA COMMUNICATIONS INC. ENTERED INTO A STOCK OPTION AGREEMENT WITH CERTAIN STOCKHOLDERS WHO OWNED AN AGGREGATE OF APPROXIMATELY 41.3% OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK (APPROXIMATELY 29.7% OF THE OUTSTANDING COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS INCLUDING THE CONVERTIBLE PREFERRED STOCK NOW OWNED BY INTERMEDIA COMMUNICATIONS INC.). PURSUANT TO THE STOCK OPTION AGREEMENT, AMONG OTHER THINGS, SUCH STOCKHOLDERS HAVE AGREED TO VOTE ALL SHARES OF COMMON STOCK BENEFICIALLY OWNED BY THEM IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAVE GRANTED INTERMEDIA COMMUNICATIONS INC. AN OPTION TO PURCHASE ALL SHARES OF COMMON STOCK, OPTIONS TO ACQUIRE COMMON STOCK AND SHARES OF SERIES D PREFERRED STOCK OWNED BY THEM AT A PRICE EQUAL TO $15.00 PER SHARE OF COMMON STOCK AND PER SHARE OF SERIES D PREFERRED STOCK AND $15.00 MINUS THE EXERCISE PRICE OF THE OPTIONS FOR EACH OF THE OPTIONS TO PURCHASE SHARES OF COMMON STOCK. SEE
SECTION 12.

THE OFFER IS SUBJECT TO CERTAIN CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 14. THIS OFFER IS NOT SUBJECT TO ANY MINIMUM NUMBER OF SHARES BEING VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER.

THIS OFFER IS NOT BEING MADE FOR, AND TENDER WILL NOT BE ACCEPTED OF, SHARES OF SERIES D PREFERRED STOCK. HOLDERS OF SHARES OF SERIES D PREFERRED STOCK THAT WISH TO TENDER THEIR SHARES INTO THE OFFER MUST EXERCISE THEIR RIGHTS TO CONVERT SUCH SHARES INTO SHARES OF COMMON STOCK AND THEN TENDER SUCH SHARES OF COMMON STOCK ISSUABLE UPON SUCH EXERCISE PRIOR TO THE EXPIRATION OF THE OFFER.

                                --------------

                                   IMPORTANT

  Any stockholder desiring to tender all or a portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the Certificates for such Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or
(ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  Any stockholder who desires to tender Shares and whose Certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

  Questions and requests for assistance may be directed to the Information Agent or Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer documents may be obtained at Purchaser's expense from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                --------------

                     The Dealer Manager for the Offer is:
                           BEAR, STEARNS & CO. INC.
November 26, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   1
THE OFFER.................................................................   4
 1. Terms of Offer; Expiration............................................   4
 2. Acceptance for Payment and Payment for Shares.........................   5
 3. Procedure for Tendering Shares........................................   7
 4. Withdrawal Rights.....................................................  10
 5. Certain Federal Income Tax Consequences...............................  10
 6. Price Range of the Shares; Dividends..................................  11
 7. Certain Effects of the Transaction....................................  11
 8. Certain Information Concerning the Company............................  13
 9. Certain Information Concerning Purchaser and Parent...................  15
10. Source and Amount of Funds............................................  16
11. Background of the Transaction.........................................  16
12. Purpose of the Offer; The Merger Agreement, The Stock Purchase
   Agreement, The Loan
   Agreement and The Stock Option Agreement; Plans for the Company........  19
13. Dividends and Distributions...........................................  27
14. Conditions of the Offer...............................................  27
15. Certain Legal Matters.................................................  28
16. Fees and Expenses.....................................................  31
17. Miscellaneous.........................................................  31

Annex I--Directors And Executive Officers of Purchaser and Parent

Annex II--Transactions by Parent or Purchaser Involving Equity Securities of the Company

To the Holders of Common Stock of Shared Technologies Fairchild Inc.:

                                 INTRODUCTION

  Moonlight Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Intermedia Communications Inc., a Delaware corporation ("Parent"), hereby offers to purchase up to 4,000,000 shares of the common stock, $.004 par value (the "Shares"), of Shared Technologies Fairchild Inc. a Delaware corporation (the "Company"), at a purchase price of $15.00 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer"). The Offer is not being made for shares of Series D Preferred Stock and tenders of shares of Series D Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"), will not be accepted. Holders of shares of Series D Preferred Stock must exercise their conversion rights in order to participate in the Offer. See Section 9 for additional information concerning Parent and Purchaser.

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup U.S. federal income tax withholding of 31% of the gross proceeds payable to such holder or other payee pursuant to the Offer. See Section 5. Purchaser will pay all charges and expenses of Bear, Stearns & Co. Inc. ("Bear Stearns"), as the dealer manager (in such capacity, the "Dealer Manager"), Continental Stock Transfer & Trust Company, as the depositary (the "Depositary"), and Georgeson & Company, Inc., as the information agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

  CREDIT SUISSE FIRST BOSTON CORPORATION ("FIRST BOSTON"), THE COMPANY'S INDEPENDENT FINANCIAL ADVISOR, HAS ADVISED THE COMPANY'S BOARD OF DIRECTORS THAT, IN ITS OPINION, THE CONSIDERATION TO BE PAID IN THE OFFER AND THE MERGER TO THE COMPANY'S STOCKHOLDERS IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS. A COPY OF THE OPINION OF FIRST BOSTON IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 ("SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH, WITHOUT CERTAIN EXHIBITS, IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH.

  The Offer is subject to certain conditions contained in this Offer to Purchase. See "Introduction" and Sections 1 and 14. The Offer is not subject to any minimum number of Shares being validly tendered and not withdrawn at the expiration of the Offer.

  On the date hereof, Parent owns 1,134,500 Shares and 250,000 shares of Convertible Preferred Stock, constituting approximately 6.6% of the outstanding Shares (approximately 21.0% of the outstanding Shares on a fully diluted basis, assuming conversion of the Company's Series I Cumulative Convertible Preferred Stock par value $.01 per share (the "Convertible Preferred Stock") owned by Parent). Concurrently with the execution of the Merger Agreement (as defined herein) Parent entered into a Stock Option Agreement (as defined herein) with certain stockholders who own an aggregate of approximately 41.3% of the outstanding Shares (approximately 29.7% of the outstanding Shares on a fully diluted basis, assuming conversion of the Convertible Preferred Stock now owned by Parent). Pursuant to the Stock Option Agreement, among other things, such stockholders have agreed to vote all Shares beneficially owned by them in favor of the Merger Agreement and the transactions contemplated thereby and have granted Parent an option to purchase all Shares, options to acquire Shares and shares of Series D Preferred Stock owned by them at a price equal to $15.00 per Share and per share of Series D Preferred Stock and $15.00 minus the exercise price of the options for each of the options to purchase Shares, in cash, exercisable at any time and from time to time on or after November 20, 1997 and prior to the Termination Date (as defined herein).

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 20, 1997 (the "Merger Agreement"), among Purchaser, Parent and the Company. The purpose of the Offer is, as promptly as practicable, to acquire as many Shares as possible, and transfer the consideration for such Shares to the respective stockholders, without needing to obtain any Federal Communications Commission ("FCC") or state regulatory consents, as a step in Parent's acquisition of the Company. The obtaining of such consents is a condition to the consummation of the Merger. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser and further provides that, following the Offer and subject to the satisfaction or waiver of certain conditions and in accordance with the General Corporation Law of the State of Delaware (the "GCL"), Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the "Surviving Corporation"). Upon consummation of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or Purchaser or any of their subsidiaries or held in the treasury of the Company (which shares shall be cancelled) or by stockholders who have properly exercised their appraisal rights under the GCL) will be converted into the right to receive $15.00 per Share, in cash without interest. Additionally, at the Effective Time, each issued and outstanding share of Series D Preferred Stock (other than, in each case, shares owned by Parent or Purchaser or any of their subsidiaries or held in the treasury of the Company (which shares shall be cancelled)) will be converted into the right to receive $15.00 without interest (the amounts to be paid in the Merger for Shares and shares of Series D Preferred Stock, "Merger Consideration"). For a description of the Merger Agreement, see Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares and Preferred Shares for cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of appraisal rights) are described in
Section 5.

  Concurrently with the execution of the Merger Agreement, Parent entered into a Stock Option Agreement (the "Stock Option Agreement") with the following stockholders of the Company: RHI Holdings, Inc. ("RHI"), Anthony Autorino ("Autorino") and Jeffrey J. Steiner ("Steiner"; RHI, Autorino and Steiner collectively, the "Investors"). Under the Stock Option Agreement, each Investor granted Parent the option (an "Investor Option") to purchase all Shares, options to acquire Shares and any shares of preferred stock of the Company (including Convertible Preferred Stock and Series D Preferred Stock, collectively the "Preferred Shares") owned by such Investor at a price of $15.00 per Share, $15.00 minus the exercise price of the options for each of the options to purchase Shares and $15.00 per share for each Share into which the Preferred Shares are convertible, respectively. As of the date of the Stock Option Agreement, RHI owned 6,225,000 Shares and 250,000 shares of Convertible Preferred Stock, Autorino owned 870,415 Shares, 29,000 shares of Series D Preferred Stock and options to purchase an aggregate of 296,667 Shares and Steiner owned up to 47,500 options to purchase 116,667 Shares (all such Shares, options to acquire Shares and Preferred Shares collectively, the "Option Shares"). On November 24, 1997, Parent and the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which, on November 25, 1997, Parent purchased 250,000 shares of Convertible Preferred Stock, constituting all of the Company's issued and outstanding shares of the Convertible Preferred Stock, from RHI for an aggregate purchase price of $62,827,425 plus accrued dividends from November 24, 1997 to the closing date. The terms of the Stock Option Agreement and the Stock Purchase Agreement are further described in Section 12.

  Each of the Investors has expressed its or his commitment to both the Offer and the Merger. Parent has been advised that each Investor intends to tender all of its or his Shares pursuant to the Offer, and, pursuant to the Stock Option Agreement, will vote any remaining Shares in favor of the Merger.

  Concurrently with the execution of the Merger Agreement, Parent entered into a Loan Agreement (the "Loan Agreement") with the Company. Under the Loan Agreement, at the Company's election, it may require Parent to extend a loan of $21,918,000 to Company in order for the Company to redeem its issued and outstanding shares of Series J Redeemable Special Preferred Stock, par value $.01 per share (the "Special Preferred Stock"), pursuant to the terms of the Loan Agreement and a corresponding Promissory Note to be issued by the Company (the "Promissory Note"). The terms of the Loan Agreement are further described in Section 12. On November 25, 1997 the Company elected to require Parent to extend the loan and Parent so lent such funds to the Company. The Company has informed Parent that it has redeemed all shares of Special Preferred Stock previously outstanding.

  On November 20, 1997, Parent purchased 1,000,000 Shares from Mentor Partners, L.P. for an aggregate purchase price of $14,750,000.

  The Company has represented pursuant to the Merger Agreement that as of November 20, 1997, 17,187,605 Shares were issued and outstanding (all of which are validly issued, fully paid and nonassessable) and that, as of that date no more than 25,357,259 Shares were outstanding on a fully diluted basis (including 2,051,364 Shares reserved for issuance upon the exercise of outstanding stock options granted to employees or directors of the Company, 1,873,550 Shares for issuance upon exercise of currently outstanding warrants and 4,244,740 Shares for issuance upon conversion of the Series D Preferred Stock and Convertible Preferred Stock). Parent, Purchaser and their affiliates currently own 1,134,500 Shares and have the right to acquire 7,095,415 Shares, options to purchase an aggregate of 413,334 Shares and 29,000 shares of the Series D Preferred Stock pursuant to the Stock Option Agreement. If Parent exercises its rights under the Stock Option Agreement (and converts the shares of Convertible Preferred Stock it owns and exercises all of its options to purchase Shares), Parent and Purchaser will own an aggregate amount of Shares, Preferred Shares and options, which if converted and exercised, would constitute approximately 50.7% of the issued and outstanding Shares on a fully diluted basis (or approximately 52.8% of the issued and outstanding Shares on a fully diluted basis with respect to options to purchase Shares that are currently exercisable).

  The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including the approval of the Merger by the requisite vote or consent of the stockholders of the Company and the receipt of regulatory approvals. Under the GCL the stockholder vote necessary to approve the Merger will be the affirmative vote of a majority of the outstanding Shares, including any Shares held by Parent and Purchaser as a result of the purchase of Shares pursuant to the Offer and the Stock Option Agreement. IF, FOLLOWING RECEIPT OF NECESSARY REGULATORY APPROVALS, ALL OPTION SHARES NOT ACQUIRED IN THE OFFER ARE PURCHASED PURSUANT TO THE STOCK OPTION AGREEMENT (AND PARENT CONVERTS THE SHARES OF CONVERTIBLE PREFERRED STOCK AND EXERCISES ALL OF ITS OPTIONS TO PURCHASE SHARES), PARENT AND PURCHASER WILL BE ABLE TO APPROVE THE MERGER WITHOUT REGARD TO THE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. See Sections 12 and 14. In connection with the Merger, holders of Shares who have not sold their Shares pursuant to the Offer (or otherwise) will have certain rights under the GCL to demand appraisal of, and payment in cash of the fair value (as judicially determined) of, their Shares. See
Section 12.

  The Offer is not being made for the Company's outstanding shares of the Series D Preferred Stock. Holders of the Series D Stock who wish to participate in the Offer must exercise their rights to convert such shares of the Series D Stock and tender the Shares issued upon such exercise prior to expiration of the Offer.

  THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BY STOCKHOLDERS BEFORE THEY MAKE ANY DECISION WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER; EXPIRATION

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, and Parent has agreed in the Merger Agreement to cause Purchaser to, accept for payment, and pay for, up to 4,000,000 Shares validly tendered and not properly withdrawn as provided in Section 4 prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean 12:00 midnight, New York City time, on Friday, December 26, 1997, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Pursuant to the Merger Agreement, Parent and Purchaser may, without the consent of the Company, (i) extend the Offer, if at any scheduled expiration date of the Offer any of the conditions of the Offer shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by statute, rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or any other governmental authority or agency thereof applicable to the Offer, and (iii) extend the Offer for any reason for an aggregate of not more than 20 business days beyond the latest expiration date of the Offer that would otherwise be permitted under clauses (i) and (ii) of this sentence. In addition, Purchaser and Parent have agreed that if at any scheduled expiration date of the Offer any of the conditions of the Offer are not satisfied or waived by Parent or Purchaser, Purchaser will extend the Offer until such time as all of the conditions of the Offer are satisfied or have been waived; provided, however, in no event will Purchaser be required to extend the Offer beyond February 28, 1998. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, EXPIRATION OR TERMINATION OF ALL WAITING PERIODS APPLICABLE TO THE OFFER IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 14 AND 15. THE OFFER IS NOT SUBJECT TO ANY MINIMUM NUMBER OF SHARES BEING VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER.

  Purchaser reserves the right (but will not be obligated), in accordance with applicable rules and regulations of the Commission, to waive any condition to the Offer. If any of the conditions set forth in Section 14 has not been satisfied by the scheduled expiration date of the Offer, Purchaser may elect
(1) to extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (2) subject to complying with applicable rules and regulations of the Commission, to waive the unsatisfied conditions and accept for payment all Shares so tendered and not extend the Offer, (3) subject to the terms of the Merger Agreement, to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, or (4) subject to the terms of the Merger Agreement, to amend the Offer.

  If more than 4,000,000 Shares are validly tendered and not withdrawn prior to the Expiration Date, the Shares so tendered shall, upon the terms and subject to the conditions of the Offer, be accepted for payment on a pro rata basis (adjusted to avoid acceptance for payment of fractional Shares) in accordance with Rule 14d-8 under the Exchange Act (as defined herein). Because of the difficulty of determining the precise number of Shares validly tendered, the Purchaser does not expect to be able to announce the final proration factor or to pay for any Shares until at least five business days after the Expiration Date. However, the Purchaser will announce the preliminary proration factor as soon as practicable after the Expiration Date. THE PURCHASER WILL NOT PAY FOR ANY SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER UNTIL THE FINAL PRORATION FACTOR IS KNOWN.

  Subject to the limitations set forth in the Merger Agreement as described above, Purchaser reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer.

  Subject to the applicable rules and regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion at any time and from time to time, (1) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or, subject to the limitations set forth in the Merger Agreement, to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, if any condition to the Offer is not satisfied or waived, by giving oral or written notice of such delay or termination to the Depositary, and (2) subject to the limitations set forth in the Merger Agreement, at any time or from time to time, to amend the Offer in any respect. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the consent of the Company, (1) decrease or change the form of consideration payable in the Offer, (2) decrease the number of Shares sought pursuant to the Offer, (3) impose additional conditions of the Offer other than those set forth in
Section 14, or (4) change the conditions of the Offer (provided that Parent or Purchaser in its sole discretion may waive any such conditions). Purchaser's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. The obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer will be subject to the conditions of the Offer. See Section 14.

  Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, or termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in the price or in the number of Shares sought, will depend on the facts and circumstances then existing, including the relative materiality of the change. With respect to a change in the price or number of Shares sought, a minimum of ten business days is generally required to permit adequate disclosure to stockholders.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. This Offer to Purchase, the related Letter of Transmittal and certain other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, and Parent has agreed to cause Purchaser to, accept for payment, and pay for, up to 4,000,000 Shares validly tendered and not properly withdrawn prior to the Expiration Date, promptly after the later to occur of
(i) the Expiration Date and (ii) subject to compliance with Rule 14e-1(c) under the Exchange Act, the date of satisfaction or waiver of all of the conditions of the Offer set forth in Section 14 (including expiration or termination of the waiting period under the HSR Act) applicable to the acquisition of Shares pursuant to the Offer. Subject to compliance with Rule 14e-1(c) under the Exchange Act and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law or government regulation or any condition contained herein. See Sections 14 and 15. No payment for Shares will be made until the final proration factor is determined. See Section 1.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to such Shares), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees or an Agent's Message, as defined below, in connection with a book-entry transfer, and (iii) all other documents required by the Letter of Transmittal. See Section 3. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility (as defined in Section
3) to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  Parent and the Company each anticipates that it will make its filings on November 28, 1997 with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") its Premerger Notification and Report Forms under the HSR Act with respect to the Offer, the Stock Agreement Option and the Merger. Accordingly, it is anticipated that the waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on December 12, 1997 and with respect to the Stock Option Agreement and the Merger on December 28, 1997. Prior to the expiration or termination of such waiting periods, the FTC or the Antitrust Division may extend such waiting periods by requesting additional information from Parent and/or the Company with respect to the Offer, the Stock Option Agreement or the Merger. If such a request is made, the waiting periods will expire at 11:59 p.m., New York City time, on the tenth calendar day (or on the twentieth calendar day, in the case of the filing required with respect to the Option Agreement and the Merger) after substantial compliance by Parent with such a request. Thereafter, the waiting periods may only be extended by court order. The waiting periods under the HSR Act may be terminated by the FTC and the Antitrust Division prior to the expiration thereof. Parent and the Company have requested early termination of the waiting periods, although there can be no assurance that this request will be granted. See Section 15 for additional information regarding the HSR Act.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders whose Shares have theretofore been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, including without limitation delay in the final determination of the final proration factor, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned pursuant to the instructions of the tendering stockholder without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility (as defined in Section 3) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, Purchaser (in its sole discretion) increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or one or more of Parent's subsidiaries the right to purchase Shares tendered pursuant to the Offer; provided, however, that no such transfer or assignment will release Purchaser from its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

  Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (i) certificates representing Shares must be received by the Depositary at such address on or prior to the Expiration Date, (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (iii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

  Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or an Agent's Message in connection with a book-entry transfer), and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS (INCLUDING AN EXECUTED LETTER OF TRANSMITTAL) TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agent's Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution") unless the Shares tendered thereby are tendered (i) by a registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares who has not completed either the box labeled "Special Delivery

Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be issued or returned to a person other than the registered holder, then the certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, in either case together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any requested signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include an endorsement by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of (i) certificates for (or a Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and (iii) all other documents required by the Letter of Transmittal.

  Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8 (Certificate of Foreign Status), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares that are determined by it not to be in proper form or the acceptance of or payment for which, in the opinion of Purchaser, may be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive or to amend any of the conditions of the Offer. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Appointment as Proxy. By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such powers of attorney and proxies shall be irrevocable and shall be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by such stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of such stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such accepted Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or in connection with any action by written consent in lieu of any such meeting or otherwise (including any such meeting or action by written consent to approve the Merger). Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares (and any other Shares or securities so issued in respect of such accepted Shares), including voting at any meeting of stockholders then scheduled or giving or withdrawing written consents as to which the record date has passed.

  Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has full power and authority to tender, assign and transfer such stockholder's Shares tendered in the Offer. The valid tender of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn at any time after January 24, 1998. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser hereunder, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. The reservation by Purchaser of the right to delay the acceptance or purchase of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

  For a withdrawal of tendered Shares to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on such certificates, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal with respect to such Shares must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. NO WITHDRAWAL OF SHARES SHALL BE DEEMED TO HAVE BEEN PROPERLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, PARENT, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILING TO GIVE SUCH NOTIFICATION.

  Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the principal U.S. federal income tax consequences of the Offer and the Merger to holders who receive cash pursuant to the Offer or in connection with the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders in whose hands Shares are capital assets, and may not apply to holders who received Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to holders who are not citizens or residents of the United States of America.

  THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

  The receipt of cash in exchange for a holder's Shares pursuant to or in connection with the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the holder has held the Shares for more than one year. Long-term capital gains recognized by a non-corporate holder who has held the Shares for more than 18 months on the date of sale (or, if applicable, the date of the Merger) will be eligible for the most favorable capital gains tax rate.

  Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding on sale proceeds may apply if a stockholder fails to furnish such stockholder's taxpayer identification number ("TIN") or furnishes an incorrect TIN. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF THE SHARES; DIVIDENDS

  According to publicly available information, the Shares commenced trading on The Nasdaq National Market System ("Nasdaq") under the symbol FTCH on December 30, 1988. The following table sets forth, for the periods indicated, the high and low sales prices per Share on Nasdaq, as reported in published financial sources.

                                                                  HIGH    LOW
                                                                 ------- ------
   Fiscal Year Ended December 31, 1996.......................... $ 9.500 $3.750
    First Quarter............................................... $ 6.313 $3.750
    Second Quarter.............................................. $ 9.125 $4.375
    Third Quarter............................................... $ 7.875 $5.375
    Fourth Quarter.............................................. $ 9.500 $6.875
   Fiscal Year Ended December 31, 1997:
    First Quarter............................................... $ 9.125 $5.125
    Second Quarter.............................................. $ 7.750 $5.000
    Third Quarter............................................... $12.188 $6.875

  On November 20, 1997, the last full day of trading prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per share on Nasdaq was $14.188. On November 25, 1997, the last full trading day before the commencement of the Offer, the closing price per Share on Nasdaq was $14.500. STOCKHOLDERS ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. CERTAIN EFFECTS OF THE TRANSACTION

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Based on information provided by the Company, as of November 25, 1997, there were 226 stockholders of record of the Shares (not taking into account ownership through nominees and depositaries).

  The extent of the public market for the Shares and, according to the published guidelines of The Nasdaq Stock Market, Inc., the continued trading of the Shares on Nasdaq after the purchase of Shares pursuant to the

Offer, will depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion on Nasdaq, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of round lots, with a market value of at least $51,000,000 and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the National Association of Securities Dealers, Inc.'s ("NASD") Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owner of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in Nasdaq or in any other tier of the Nasdaq Stock Market and Shares are no longer included in Nasdaq or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

  In the event that the Shares will no longer be listed or traded on Nasdaq or meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining, at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares on Nasdaq is discontinued, the liquidity of and market for the Shares could be adversely affected. Purchaser cannot predict whether or to what extent the reduction in the number of Shares that might otherwise trade publicly would result in the suspension of trading of the Shares on Nasdaq or would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future prices to be greater or less than the Offer Price.

  The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following consummation of the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or quoted on Nasdaq and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). If registration of the Shares under the Exchange Act is terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following consummation of the Merger. See Section 12.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents and records on file with the Commission and other public sources including, but not limited to, the Company's Registration Statement on Form S-4 dated October 29, 1997 (the "Company Proxy Statement") and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (the "Company 10-Q"). Although neither Parent nor Purchaser has any knowledge that any statements contained herein based on such documents and records are untrue, neither Parent nor Purchaser takes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

  The Company is a Delaware corporation with its principal executive offices and facilities located at 100 Great Meadow Road, Suite 104, Wethersfield, Connecticut 06109. The Company is engaged in providing shared telecommunications services and telecommunications systems to tenants of modern, multi-tenant office systems.

  Set forth below are selected historical financial data and other historical operating data of the Company as of and for the periods indicated that have been taken or derived from the audited financial statements contained in the Company Proxy Statement and the unaudited financial statements contained in the Company 10-Q. More comprehensive financial information and other information is included in the Company Proxy Statement, the Company 10-Q and other documents filed by the Company with the Commission, and the following summary financial information is qualified in its entirety by reference to such reports and other documents including the financial statements and related notes contained therein. The reports may be examined and copies may be obtained at the office of the Commission in the manner set forth below.

                      SHARED TECHNOLOGIES FAIRCHILD INC.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                               ($ IN THOUSANDS)

                                                                    NINE MONTHS
                                          YEAR ENDED DECEMBER 31,      ENDED
                                          ------------------------   SEPTEMBER
                                           1994    1995     1996     30, 1997
                                          ------- ------- --------  -----------
     STATEMENT OF OPERATIONS DATA:
     Revenues............................ $45,367 $47,086 $157,241   $141,779
     Income (Loss) before Extraordinary
      Item...............................   2,286     927   (8,258)    (3,000)
     Net Income (Loss)...................   2,286     927   (8,569)    (3,000)
     Net Income (Loss) Per Share......... $  0.27 $  0.06 $  (0.79)  $  (0.42)

                                         DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
                                             1995         1996         1997
                                         ------------ ------------ -------------
                                          (AUDITED)    (AUDITED)    (UNAUDITED)
     BALANCE SHEET DATA:
     Total Assets.......................   $42,863      $369,566     $370,242
     Total Liabilities..................    20,019       326,357      331,640
     Stockholders' Equity...............    22,844        43,209       38,602

CERTAIN COMPANY PROJECTIONS

  During the course of early discussions between the Company and Parent, the Company provided Parent with financial projections for the years ended December 31, 1996, 1997, 1998, 1999, and 2000 (which do not reflect consummation of the Offer and the Merger) and were as follows:

                                                   YEAR ENDED DECEMBER 31,
                                              ----------------------------------
                                               1996   1997   1998   1999   2000
                                              ------ ------ ------ ------ ------
   Revenue................................... $198.3 $217.9 $239.6 $259.1 $280.3
   Gross Profit..............................   73.6   81.8   90.4   97.8  105.7
   Operating Income..........................   24.8   30.7   37.2   42.3   48.6
   EBITDA....................................   46.7   53.8   61.5   67.6   74.4

  As discussions between the companies approached the end of 1996, the Company through its normal course of business, conducted its annual budgeting process, which resulted in revised projections for the year ending December 31, 1997. These projections were also provided to Parent and were as follows:


                                               YEAR ENDED
                                               ----------
                                                  1997
                                               ----------
            Revenue...........................   $205.7
            Gross Profit......................    103.1
            EBITDA............................     56.2

  These projections are based on a variety of estimates and assumptions, which involve judgments with respect to future economic and competitive conditions, inflation rates and technology trends.

  The Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was made available to Parent by the Company. Parent understands that the projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Projected information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company and Parent. Accordingly, actual results may vary materially from such projections and none of the Company, Parent, Purchaser or their respective financial advisors assumes any responsibility for the accuracy or validity of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, Parent or any other person who received such information considers it an accurate prediction of future events, and Parent has not relied on them as such.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act. In accordance therewith, the Company files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such reports, proxy statements and other information should be obtainable upon payment of the Commission's prescribed fees by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The

Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

  Purchaser, a Delaware corporation, was incorporated on November 14, 1997 for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby. It has conducted no business other than related to its formation and the transactions contemplated by the Merger Agreement. All the outstanding capital stock of Purchaser is owned by Parent. Since Purchaser is newly formed and, except as described in this Offer, has minimal assets, no meaningful financial information is available.

  Parent is a publicly held Delaware corporation. Parent, directly and through its subsidiaries, is a rapidly growing integrated communications services provider, offering a full suite of local, long distance and enhanced data telecommunications services to business and government end user customers, long distance carriers, Internet service providers, resellers and wireless communications companies. The common stock of Parent is listed for trading on the Nasdaq National Market under the symbol ICIX. For the year ended December 31, 1996, Parent had revenues of $103.4 million. For the nine months ended September 30, 1997, Parent had revenues of $165.3 million.

  The principal executive offices of Parent and Purchaser are located at 3625 Queen Palm Drive, Tampa, Florida 33619.

  See Annex I to this Offer to Purchase for information concerning the executive officers and directors of Purchaser and Parent.

  Except as described in this Offer to Purchase, (i) none of Purchaser or Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in Annex I or any associate or majority-owned subsidiary of any such persons beneficially owns or has a right to acquire any equity security of the Company and (ii) none of Purchaser or Parent, or to the best knowledge of Purchaser or Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. A summary of Parent's and Purchaser's transactions during the past 60 days involving any equity securities of the Company is listed on Annex II.

  Except as described in this Offer to Purchase, (i) none of Purchaser or Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in Annex I, has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies; (ii) there have been no contacts, negotiations or transactions between Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser or Parent, any of the persons listed in Annex I on the one hand, and the Company or any of its directors, officers or affiliates on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, election of directors or a sale or transfer of a material amount of assets, that are required to be disclosed pursuant to the rules and regulations of the Commission.

  Set forth below are selected historical financial data and other historical operating data of Parent as of and for the periods indicated that have been taken or derived from the audited financial statements contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1996 ("Parent 10-K") and the unaudited financial statements contained in Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 ("Parent 10-Q"). More comprehensive financial information and other information is included in the Parent 10-K, the Parent 10-Q and other documents filed by Parent with the Commission, and the following summary financial information is qualified in its entirety by reference to such reports and other documents including the financial statements and related notes contained therein. The reports may be examined and copies may be obtained at the offices of the Commission in the manner set forth in Section 8.

                        INTERMEDIA COMMUNICATIONS INC.

                SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

                                                                       NINE MONTHS
                                    YEAR ENDED DECEMBER 31,               ENDED
                             ---------------------------------------  SEPTEMBER 30,
                                1994          1995          1996          1997
                             -----------  ------------  ------------  -------------
   CONDENSED CONSOLIDATED
    STATEMENT OF OPERATIONS
    DATA:
   Revenues................  $14,272,396  $ 38,630,574  $103,396,887  $ 165,317,000
   Loss Before
    Extraordinary Item.....   (3,067,379)  (19,253,549)  (57,198,711)  (157,385,000)
   Net Loss................   (3,067,379)  (20,748,642)  (57,198,711)  (201,219,000)
   Net Loss Per Share......  $      (.34) $      (2.07) $      (4.08) $      (13.87)

                                     DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
                                         1995         1996          1997
                                     ------------ ------------ --------------
                                     (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
   CONDENSED CONSOLIDATED BALANCE
    SHEET DATA:
   Cash and Cash Equivalents.......  $ 50,996,919 $189,545,939 $  471,101,000
   Working Capital.................    70,352,692  206,029,316    449,649,000
   Total Assets....................   216,018,125  512,940,377  1,086,185,000
   Total Liabilities (and Preferred
    Stock).........................   175,763,762  398,710,167  1,176,956,000
   Total Stockholders' Equity......    40,254,363  114,230,210    (90,771,000)

  Loss per share is based on the weighted average shares outstanding. Common Stock equivalents are not considered in Parent's calculation of loss per share as all are antidilutive and would have no impact on the results.

  On October 24, 1997, the Company issued debt and sold preferred stock, resulting in net proceeds to the Company of $243.3 million and $193.2 million, respectively. These amounts were recorded in the balance sheet subsequent to the dates referred to above.

10. SOURCE AND AMOUNT OF FUNDS

  The total amount of funds required by Purchaser to purchase all outstanding Shares (including the Option Shares) and to pay related fees and expenses in connection with the Offer, the Merger Agreement and the Stock Option Agreement, is estimated to be approximately $395 million. Purchaser expects to obtain the necessary funds directly from Parent from existing cash reserves of the Parent. Such cash reserves amounted to approximately $505 million at November 25, 1997.

11. BACKGROUND OF THE TRANSACTION

  In the fall of 1996, the Company, through its financial advisors, CS First Boston Corporation ("First Boston"), initiated a marketing process for the sale of the Company or a strategic merger with a third party in the telecommunications industry. First Boston approached Parent and its financial advisors, Bear Stearns, to explore the possibility of a merger transaction. Parent entered into a confidentiality agreement with the Company on September 18, 1996 and visited the Company's facilities on a number of occasions. Parent concluded a series of due diligence meetings and investigations during the weeks of October 29, November 11 and December 9, 1996. A substantial amount of information and documents were exchanged during this period.

  In December 1996, in discussions with the Company, Parent raised the possibility of a stock merger at a ratio of approximately .4 shares of Intermedia common stock for every share of STF Common Stock. Under the Intermedia proposal, the conversion ratio would have resulted in an exchange of $12 of Intermedia stock (then trading at $30 per share) for every share of STF Common Stock. Parent and the Company were unable to reach agreement on such a transaction.

  On January 22, 1997, a meeting was held between Mr. Autorino and others on behalf of the Company and Mr. Ruberg and others on behalf of Parent. At the meeting, Parent revised their proposal such that one-half of the consideration would be in common stock of Parent and one-half in a form of preferred stock.Parent and the Company were unable to reach agreement on such a transaction.

  In March 1997, a discussion took place between Mr. Steiner, Vice-Chairman of the Company's board of Directors and Mr. Ruberg in which Mr. Steiner invited the Company to make a further proposal. None was made at the meeting.

  In May 1997, Salomon Brothers, which had a relationship with both the Company and Tel-Save Holdings, Inc. ("Tel-Save"), introduced Tel-Save to the Company, and in June 1997, the Company and Tel-Save began discussions regarding a merger. On July 14, 1997, following the Company's public announcement that it was engaged in discussions for a sale or merger of the Company, Robert M. Manning, Senior Vice President and Chief Financial Officer of Parent, called Mr. Autorino, Chief Executive Officer of the Company expressing renewed interest on the part of Parent in a transaction with the Company. Parent proposed a transaction in which Parent would acquire the Company for a purchase price, in cash or stock or any combination thereof, of $12.00 per Share. On July 15, 1997, Mr. Manning and others from Parent met with representatives of the Company. Mr. Steiner spoke on the telephone with David C. Ruberg, Chairman and Chief Executive Officer of Parent, who did not attend the meetings in which conversation Mr. Ruberg advised Mr. Steiner that Mr. Manning was fully authorized to negotiate on behalf of Parent. Later in the evening of July 15, 1997, representatives of Parent and the Company met again. Parent proposed an all stock acquisition transaction, priced at $12.00 per Share. The Company rejected this offer.

  On July 16, 1997, Tel-Save, TSHCo Inc. ("TSHCo"), a subsidiary of Tel-Save and the Company entered into an Agreement and Plan of Merger (the "Tel-Save Merger Agreement"), pursuant to which, upon the approval of the merger by the stockholders of the Company and Tel-Save, the Company would be merged with and into TSHCo, with TSHCo continuing as the surviving corporation and as a wholly-owned subsidiary of Tel-Save. In the merger pursuant to the Tel-Save Merger Agreement, the stockholders of the Company would receive, for each Share owned by them, Tel-Save common stock valued at $11.25 plus 30 percent of the amount by which the "Closing Date Market Price" of Tel-Save common stock exceeds $20 per share. The "Closing Date Market Price" was defined as the average trading price of Tel-Save common stock over the fifteen consecutive trading days ending on the trading day three trading days immediately prior to the date of the proposed merger.

  On November 14, 1997, Parent's board of directors held an informal meeting to discuss the making by Parent of an offer to acquire the Company pursuant to a cash merger that would provide to the Company's common stockholders an amount equal to $15.00 per share. Following the close of business on November 14, 1997, Mr. Ruberg attempted, but failed, to reach Mr. Autorino to inform him that Parent would be making such acquisition proposal. Over the ensuing weekend, Mr. Autorino returned Mr. Ruberg's call, and Mr. Ruberg advised Mr. Autorino that Parent was considering making an offer and if such offer occurred, it likely would be made Monday morning, November 17, before the opening of business. On November 16, 1997, Parent held a meeting of its board of directors to discuss further the making of the offer. At such meeting, Parent's board of directors unanimously approved the offer and gave management permission to proceed forward.

  On November 17, 1997, Mr. Ruberg delivered a written offer from Parent to acquire STF by means of a merger in which the holders of common stock of STF would receive $15.00 per share, net to such holders, in cash, and the holders of the Series D Preferred Stock, the Convertible Preferred Stock and the Special Preferred

Stock would receive $15.00, $251.49 and $109.59 per share in cash, respectively. Outstanding options and warrants would be cashed-out at the value of the option "spread". Parent indicated that it was prepared to enter into a merger agreement with the Company containing substantially the same representations, warranties, covenants and conditions as the merger agreement with Tel-Save, except that the consideration to be offered to the Company's stockholders would be as set forth above, and enclosed execution counterparts of the Merger Agreement and the Stock Option Agreement.

  Parent's offer was subject to approval by the Company's Board of Directors, the termination of the existing merger agreement with Tel-Save, the execution of the Merger Agreement, the execution of the Stock Option Agreement and the receipt of all required antitrust and other regulatory approvals. This offer was not contingent upon any additional due diligence by Parent. Parent issued a press release setting forth the terms of the offer.

  Also on November 17, 1997, Parent and Purchaser commenced an action in the Court of Chancery of the State of Delaware in and for New Castle County against the Company, each member of the Company's Board of Directors, Tel-Save and TSHCo styled Intermedia Communications Inc., and Moonlight Acquisition Corp. v. Shared Technologies Fairchild Inc., et al., C.A. No. 16038, Del. Ch. 1997 (the "Litigation"). The Litigation, among other things, sought to enjoin the meeting of the Company's stockholders scheduled for December 1, 1997, invalidate certain portions of the Tel-Save Merger Agreement and certain related agreements and arrangements, and compel the Company's Board of Directors to terminate the Tel-Save Merger Agreement and commence negotiations with Parent.

  During the evening of November 17, a conference call was held between representatives of Parent and representatives of the Company in which Parent was advised that the board of directors of the Company had concluded that the directors of the Company had a fiduciary obligation to negotiate with Parent regarding the terms of Parent's offer. Discussion ensued regarding changes that would be required to be made in Parent's offer, and the parties agreed to meet the next day at the offices of counsel to Parent to continue such discussions. On November 18, negotiations were held regarding proposed changes (other than price) that would be required to be made to Parent's offer. During the evening of November 18, 1997, Messrs. Ruberg and Manning met with Mr. Jeffrey Steiner, the chief executive officer of The Fairchild Corporation, the largest stockholder of the Company. Mr. Steiner undertook to arrange a meeting between Parent and Mr. Daniel Borislow, the chief executive officer of Tel-Save, to explore a resolution of the competing offers by Tel-Save and Parent and a possible settlement of the Litigation. During the evening of November 19, representatives of Parent, Tel-Save and The Fairchild Corporation met at The Fairchild Corporation's offices in New York City. Private discussions were then held between representatives of Parent and Tel-Save, and an agreement in principle for the settlement of the Litigation and withdrawal of Tel-Save's competitive offer was reached. During the evening of November 19 and throughout the day on November 20, counsel to Parent drafted documents to reflect the agreement in principle and various revised terms (other than price) of Parent's acquisition offer.

  On the evening of November 20, 1997, representatives of Parent, the Company, certain stockholders of the Company, Tel-Save, and their respective legal and financial advisors met at the offices of Kronish, Lieb, Weiner & Hellman LLP, legal counsel to Parent and Purchaser. These representatives continued to negotiate the terms and conditions of the Merger Agreement and the settlement of the Litigation. That evening, the Board of Directors of the Company met and approved and adopted the Merger Agreement and approved the Stock Option Agreement, the Purchase Agreement, the Loan and a Settlement Agreement (the "Settlement Agreement") by and among Parent, Purchaser, the Company, Tel-Save and TSHCo, whereby, in return for certain payments and the execution of certain releases and documents, Parent and Purchaser agreed to execute a stipulation of dismissal, dismissing the Litigation with prejudice. Such stipulation was filed in the Delaware Court of Chancery on November 21, 1997. In addition, the Settlement Agreement provided for (i) the amendment to an agreement between the Company and Tel-Save for the provision of long distance communications services, (ii) the purchase by Parent of $163,367,000 face amount of the 12 1/4% Senior Subordinated Notes Due 2006 of the Company that were owned by Tel-Save, and (iii) Tel-Save to be bound by certain covenants restricting it for up to one year from acquiring or seeking to acquire control of the Company, any securities of the Company, substantially all of the assets of the Company.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT, THE STOCK PURCHASE AGREEMENT, THE LOAN AGREEMENT AND THE OPTION AGREEMENT; PLANS FOR THE COMPANY

 General

  The purposes of the Offer and the Stock Option Agreement is, as promptly as practicable, to acquire as many Shares as possible, and transfer the consideration for such Shares to the Company's stockholders, without needing to obtain any FCC or state regulatory consents. Such consents are a condition to the consummation of the Merger. The purpose of the Merger is for Purchaser to acquire all Shares not purchased pursuant to the Offer and the Stock Option Agreement.

  Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made in accordance with the Merger Agreement.

  Under the GCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement. The Board of Directors of the Company has approved and adopted the Merger Agreement and the transactions contemplated thereby and the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. ACCORDINGLY, IF FOLLOWING RECEIPT OF NECESSARY REGULATORY APPROVALS, THE OPTION SHARES NOT ACQUIRED IN THE OFFER ARE PURCHASED PURSUANT TO THE STOCK OPTION AGREEMENT (AND PARENT CONVERTS THE SHARES OF CONVERTIBLE PREFERRED STOCK AND EXERCISES ALL OF ITS OPTIONS PURCHASED PURSUANT TO THE STOCK OPTION AGREEMENT) PARENT AND PURCHASER WILL HAVE SUFFICIENT VOTING POWER TO CAUSE THE APPROVAL AND ADOPTION OF THE AGREEMENT OF MERGER CONTAINED IN THE MERGER AGREEMENT WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER.

  In the Merger Agreement, the Company has agreed to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of adopting the agreement of merger contained in the Merger Agreement and the transactions contemplated thereby, and, subject to the fiduciary duties of its Board of Directors under applicable law, to include in the proxy statement with respect to such meeting the recommendation of its Board of Directors that stockholders of the Company vote in favor of the adoption of the Merger Agreement.

 The Merger Agreement

  The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Schedule 14D-1 (including the Merger Agreement and other exhibits) may be examined, and copies thereof may be obtained, as set forth in Section 17.

  The Offer. The Merger Agreement provides for the making of the Offer. Without the prior written consent of the Company, Purchaser has agreed that it will not (i) decrease or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer, (iii) impose additional conditions to the Offer other than those set forth in
Section 14, or (iv) change the conditions of the Offer (provided that Parent or Purchaser in its sole discretion may waive any such conditions). The obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer will be subject only to the conditions set forth in Section 14. The Offer may not be extended for more than 20 days beyond its original scheduled expiration date unless any of the conditions to the Offer shall not have been satisfied, in which case the Offer shall remain open until such time as all of the conditions to the Offer have been satisfied; provided, however, in no event will Purchaser be required to extend the Offer beyond February 28, 1998.

  The Merger. The Merger Agreement provides that upon the terms and subject to the conditions of the Merger Agreement, and in accordance with relevant law, Purchaser shall be merged with and into the Company as soon as practicable following the satisfaction or waiver, if permissible, of the conditions to the Merger. The Company shall be the Surviving Corporation and shall continue its existence under the laws of Delaware, and the Certificate of Incorporation and the Bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation (except the name of the Surviving Corporation shall be Shared Technologies Fairchild, Inc.). The directors of Purchaser immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation. Each share of the common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation, which will thereupon become a direct wholly owned subsidiary of Parent. The parties to the Merger Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, as required by the GCL. The Merger will become effective upon such filing or at such time thereafter as is provided under applicable law.

  Consideration to be Paid in the Merger. In the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Purchaser, Parent or any subsidiary of Purchaser or Parent or in the treasury of the Company, all of which shall be canceled, and other than Dissenting Shares (as defined in the Merger Agreement)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash an amount per Share (subject to any applicable withholding tax) equal to $15.00, without interest.

  Additionally, each share of the Series D Preferred Stock and Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (other than the Preferred Shares held by Purchaser, Parent or any subsidiary of Purchaser or Parent or in the treasury of the Company, all of which shall be canceled, and other than Dissenting Shares (as defined in the Merger Agreement)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash an amount per Share (subject to any applicable withholding tax) equal to $15.00 per share of Series D Preferred Stock and $251.21 per share of Convertible Preferred Stock.

  Company Stock Options and Warrants. Prior to the Effective Time, the Company shall take all actions necessary (and Parent and Purchaser consent to the taking of such actions) so that all options and warrants outstanding immediately prior to the Effective Time under any option plan or warrant including, without limitation, the 1994 Director's Option Plan (with respect to which the term of office of each director shall be deemed to have been terminated on May 1, 1998), the 1996 Equity Incentive Plan and Shared Technologies, Inc.'s 1987 Stock Option Plan (all such warrants and options collectively, the "Company Stock Option Plans") shall be cancelled and terminated at the Effective Time and that each holder of such options and warrants shall receive in the Merger a cash payment equal to the difference between (A) the Merger Consideration times the number of Shares subject to such outstanding options or warrants (to the extent then exercisable at prices not in excess of the Merger Consideration) and (B) the aggregate exercise price of all such outstanding options and warrants. From and after the date hereof, no additional options or warrants shall be granted under the Company Stock Option Plans.

  Stockholder Meeting. The Merger Agreement provides that the Company will, as soon as practicable following consummation of the Offer, duly call a meeting of its stockholders for the purpose of adopting the plan of merger contained in the Merger Agreement and the transactions contemplated thereby. The Merger Agreement also provides that, subject to the fiduciary duties of its Board of Directors under applicable law as set forth in a written opinion of outside counsel, the Company shall recommend that stockholders of the Company vote in favor of the adoption of the agreement of merger set forth in the Merger Agreement.

  Voting of Shares Acquired by Purchaser. During the period beginning on the date on which the Offer is consummated and ending on the later of (a) the date on which the Merger Agreement is terminated, and (b) the date on which the Purchaser receives any regulatory approvals necessary to consummate the Merger (as more fully described in Section 15), Purchaser hereby agrees to exercise its voting rights in respect of any Shares it owns for the election of directors to the Board in the same proportion as the voting rights of any Shares not owned by Purchaser have been exercised.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence and good standing, capital structure, subsidiaries, corporate authorization, absence of changes, Commission filings, consents and approvals, no violations of other agreements, investment banking fees and opinions, employee benefits, labor relations, litigation, taxes, compliance with applicable laws, intellectual property, real property, insurance, material contracts, related party transactions, liens, title to and condition of properties, environmental matters, absence of undisclosed liabilities, pending transactions, certain indemnification agreements and other matters.

  Purchaser and Parent have also made certain representations and warranties with respect to corporate existence and good standing, corporate authorization, Commission filings, consents and approvals, no violations of other agreements, investment banking fees and other matters.

  Conduct of Business and Other Covenants Pending the Merger. Pursuant to the Merger Agreement, the Company has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by Purchaser or Parent or as contemplated by the Merger Agreement, it and each of its respective subsidiaries will carry on its business in the ordinary course in substantially the same manner as previously conducted. Specifically, the Company has agreed not to (a) amend its certificate of incorporation or bylaws, (b) issue or sell any shares of capital stock or securities convertible into shares of capital stock, subject to certain exceptions, (c) effect a stock split or declare or make any dividends or other distribution on any shares of its capital stock, (d) incur or assume any new debt or make any loans or capital investments in any other person or entity, (e) adopt or amend any employee benefit plan or severance arrangement or increase the compensation of its directors or officers or employees generally, subject to certain exceptions, (f) enter into, amend, modify or relinquish any material rights under any material contract, (g) sell, lease, mortgage, pledge or otherwise dispose of any assets or property other than in the ordinary course of business, (h) make or commit to make any material capital expenditure, (i) change its accounting methods, (j) settle any material claim or (k) make any election under the Code that would have a material adverse effect on the Company or the Merger.

  Pursuant to the Merger Agreement, Parent will appoint a senior executive as a management consultant (the "Consultant") to the Company. The Consultant will liaise directly with the executive officers of the Company and shall be informed of and participate in all management decisions. As more fully described in the Merger Agreement, if the Company does not comply with the management decisions and the recommendations of the Consultant, the Purchaser, under certain circumstances, may have the right to terminate the Merger Agreement.

  Parent, Purchaser and the Company have also entered into covenants regarding the preparation of the Company's proxy statement, press releases, access to information, notification if any of the representations and warranties are materially untrue, the designation of the directors of the Company, indemnification of directors and officers of the Company, fees and expenses relating to the Merger and stockholder litigation.

  No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it will not, and it will not permit any of its subsidiaries, officers, directors, employees, representatives and agents to, directly or indirectly,
(i) solicit any Company Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if at any time prior to the Company Meeting (as defined in the Merger Agreement), the Company Board determines in good faith, after consultation with outside counsel that it is necessary to do so in order to comply with its fiduciary duties to the Company stockholders under applicable law the Company may, in response to a Company Takeover Proposal that was not solicited, furnish confidential information with respect to the Company and participate in negotiations regarding such Company Takeover Proposal. "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that would reasonably be expected to dilute materially the benefits to Parent or Purchaser of the transactions contemplated by the Merger Agreement.

  In the event that prior to the Company Meeting the Company Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company Board may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the merger or (y) approve or recommend a Company Superior Proposal (as defined below) or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to a Company Superior Proposal), but in each of the cases set forth in this clause (y) until a time that is after the fifth business day following the Parent's or Purchaser's receipt of written notice advising Parent or Purchaser that the Company Board has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal, to the extent that such identification of such person making such proposal does not breach the fiduciary duties of the Company Board as advised by outside legal counsel. A "Company Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company's Common Stock and Company preferred stock then outstanding or all or substantially all the assets of Company and otherwise on terms that the Company Board of Directors determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger.

  Fees and Expenses. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, except that the Company will be required to pay a termination fee and reimburse certain expenses of Parent and Purchaser to Parent or Purchaser under certain circumstances described in "Termination" below.

  Conditions to the Merger. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, prior to the proposed Effective Time, of the following conditions:
(a) the Merger and the Merger Agreement shall have been validly approved and adopted by the affirmative votes of the holders of a majority of the outstanding Shares entitled to vote thereon; (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and (c) no judgment, order, decree, statute, law ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court legal restraint or prohibition shall be in effect preventing the consummation of the Offer or the Merger.

  The obligations of Purchaser and Parent to effect the Merger are further subject to the satisfaction or waiver, where permissible, on or prior to the proposed Effective Time of the following conditions: (a) all of the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of July 16, 1997, and the representations and warranties set forth in Sections 3.2, 3.3, 3.4, 3.10, 3.14, 3.21, 3.22, 3.23 and 3.29 of the Merger Agreement shall be true and correct as of the date of the Merger Agreement and the Closing Date, as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement) or cause any material increase in the consideration required to be paid by Parent and Purchaser effectively to consummate the Merger; (b) the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date (as defined in the Merger Agreement); and (c) all necessary consents and approvals of any federal, state or local governmental authority or any other third party required for the consummation of the transactions contemplated by the Merger Agreement shall have been obtained except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a material adverse effect on the Surviving Corporation or a Parent Material Adverse Effect (as defined in the Merger Agreement).

  The obligations of the Company to effect the Merger are further subject to the satisfaction or waiver, where permissible, on or prior to the proposed Effective Time of the following conditions: (a) the representations and warranties of Parent and Purchaser set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date, except whether the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a Parent Material Adverse Effect; and (b) Parent and Purchaser shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date.

  For a description of conditions of the Offer, see Section 14.

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the
Company: (a) by consent of the Boards of Directors of the Company, Parent and Purchaser; (b) by Parent and Purchaser upon notice to the Company if any material default under or material breach of any covenant or agreement in the Merger Agreement by the Company shall have occurred and shall not have been cured within ten days after receipt of such notice, or any representation or warranty contained herein on the part of the Company shall not have been true and correct in any material respect at and as of the date made; (c) by the Company upon notice to Parent and Purchaser if any material default under or material breach of any covenant or agreement in the Merger Agreement by Parent or Purchaser shall have occurred and shall not have been cured within ten days after receipt of such notice, or any representation or warranty contained herein on the part of Parent or Purchaser shall not have been true and correct in any material respect at and as of the date made; (d) by Parent and Purchaser, on the one hand, or the Company, on the other, upon notice to the other if the Merger shall not have become effective on or before September 30, 1998, unless such date is extended by the consent of the Boards of Directors of the Company, Parent and Purchaser evidenced by appropriate resolutions; provided, however, that the right to terminate the Merger Agreement under
Section 7.1(d) of the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (e) by any of Parent, Purchaser and the Company if the approval of the stockholders of the Company required for consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof; (f) by Parent or Purchaser, if Section 5.5 of the Merger Agreement shall be breached by the Company or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of the Company, in any material respect and the Company shall have failed promptly to terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from Parent or Purchaser, or the Company shall breach Section 5.5 of the Merger Agreement by failing to promptly notify Parent or Purchaser as required thereunder; (g) by Parent or Purchaser if, at any time, (i) the Company shall have withdrawn or modified in any manner adverse to Parent or Purchaser its approval or recommendation of the Merger Agreement or the Merger or failed to reconfirm its recommendation within 15 business days after a written request to do so, or recommended any Company Takeover Proposal or (ii) the Board of Directors of Company or any committee thereof shall have resolved to take any of the foregoing actions; (h) by the Company if it elects to terminate the Merger Agreement in accordance with Section 5.5(b) of the Merger Agreement; provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of the payment) of the termination fee required by Section 7.3 of the Merger Agreement; or (i) by Parent or Purchaser in accordance with the provisions of the last paragraph of
Section 5.1 of the Merger Agreement; provided that it has complied with all provisions thereof, including the notice provisions therein.

  Effect of Termination. In the event of the termination of the Merger Agreement pursuant to the provisions of Section 7.1, the provisions of the Merger Agreement (other than Sections 5.10, 7.2, 7.3 and 7.4 thereof) shall become void and have no effect, with no liability on the part of any party hereto or its stockholders or directors or officers in respect thereof, except as set forth in Sections 7.3 and 7.4 of the Merger Agreement provided that nothing contained herein shall be deemed to relieve any party of any liability it may have to any other party with respect to a breach of its obligations under the Merger Agreement.

  Termination Payment. As compensation for entering into the Merger Agreement, taking action to consummate the transactions hereunder and incurring the related costs and expenses related thereto and other losses and damages, including the foregoing of other opportunities, Company and Parent have agreed that the Company shall pay to Parent the sum of $10.0 million plus all reasonably documented out-of-pocket expenses (including, but not limited to, the reasonable fees and expenses of counsel and its other advisers) of Parent and Purchaser incurred in connection with the transactions contemplated by the Merger Agreement (including the preparation and negotiation of the Merger Agreement) promptly after, but in no event later than two days following, whichever of the following first occurs: (i) Parent or Purchaser shall have exercised its right to terminate the Merger Agreement pursuant to (b), (f),
(g) or (i) of the "Termination" section above; or (ii) the Company shall have exercised its right to terminate the Merger Agreement pursuant to (e) or (h) of the "Termination" section above. The Company shall not be obligated to make any such payment if at the time such payment becomes due Parent or Purchaser is in material breach of its obligations under the Merger Agreement.

  Pursuant to the Merger Agreement, Parent has paid to the Company $26,250,000 as a "Good Faith Deposit." The Company has paid from the proceeds of the Good Faith Deposit an amount equal to $15,000,000 to Tel-Save to satisfy termination fees arising from Company's termination of the Tel-Save Merger Agreement. Company has paid an amount equal to $11,250,000 to Tel-Save in exchange for the termination of any options to purchase Company Common Stock held by Tel-Save under that certain Option Agreement dated as of July 16, 1997 by and between Tel-Save and Company. In the event that Parent or Purchaser terminates the Merger Agreement pursuant to Section (a), (b), (f), (g) or (i) of the "Termination" section above or Company terminates the Merger Agreement other than pursuant to Section (c) or (d) of the "Termination" section above, then Company must repay all such amounts to Purchaser.

  Parties in Interest. Nothing in the Merger Agreement is intended to confer upon any person, other than the parties thereto, any rights or remedies.

  Timing. The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors. Although Parent has agreed to cause the Merger to be consummated on the terms and subject to the conditions set forth above, there can be no assurance as to the timing of the Merger.

  Public Announcements. Parent and the Company agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or any transaction contemplated therein and not to issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the NASDAQ National Market System to which Parent or the Company is a Party.

  Non-survival of Representations, Warranties and Agreements. No representations, warranties or agreements in the Merger Agreement or in any instrument delivered by Parent, Purchaser or the Company pursuant to the Merger Agreement will survive the Merger.

  Delaware Law. The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Stock Purchase Agreement and the Merger. Accordingly, the restrictions of
Section 203 do not apply to the transactions contemplated by the Offer, the Stock Purchase Agreement and the Merger Agreement. Section 203 of the GCL prevents an "interested stockholder" (generally, a stockholder owning or having the right to acquire 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the date on which such stockholder became an interested stockholder unless (i) prior to such time, the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. As described above, the foregoing description of Section 203 of the GCL does not apply to the Offer, the Stock Purchase Agreement or the Merger.

  Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares will have certain rights under Section 262 of the GCL to demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

  If any holder of Shares who demands appraisal under Section 262 of the GCL fails to perfect, or effectively withdraws or loses such stockholder's right to appraisal, as provided in the GCL, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw such stockholder's demand for appraisal by delivery to Purchaser of a written withdrawal of such stockholder's demand for appraisal and acceptance of the Merger.

  Failure to follow the steps required by Section 262 of the GCL for perfecting appraisal rights may result in the loss of such rights.

 Stock Purchase Agreement

  The following is a summary of the material terms of the Stock Purchase Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stock Purchase Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8.

  Pursuant to the terms of the Stock Purchase Agreement, Parent purchased all of the shares of the Convertible Preferred Stock owned by RHI, consisting of 250,000 shares of the Convertible Preferred Stock, for an aggregate purchase price of $62,827,425. The 250,000 shares of the Convertible Preferred Stock which were sold to Parent by RHI constitute all of the issued and outstanding shares of the Convertible Preferred Stock.

 Loan Agreement

  The following is a summary of the material terms of the Loan Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Loan Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8.

  Pursuant to the terms of the Loan Agreement, if the Company elects to redeem the Special Preferred Stock, Parent will lend to the Company $21,918,000 in accordance with the terms of the Promissory Note to be issued by the Company. Payments of the principal amount on the Promissory Note shall be made at the same time and on the same terms as payments of the liquidation preference were required to be made under the terms of the Special Preferred Stock issued by the Company. Interest on the Promissory Note shall accrue and be payable on the same terms as dividends were payable under the terms of the Special Preferred Stock. In the event that the Company does not elect to redeem the Special Preferred Stock pursuant to the terms of the Loan Agreement, then all issued and outstanding shares of the Special Preferred Stock will be converted in the Merger pursuant to the terms of the Merger Agreement.

  The Company has informed Parent that it has elected to exercise its right to receive the loan under the Loan Agreement, and has redeemed all issued and outstanding shares of the Special Preferred Stock as of November 25, 1997.

 Stock Option Agreement

  The following is a summary of the material terms of the Stock Option Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stock Option Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8.

  Option. To induce Parent and Purchaser to enter into the Merger Agreement and subject to the terms and conditions set forth in the Stock Option Agreement, each of the Investors has granted Parent an option to purchase its respective Option Shares at $15.00 per Share, $15.00 minus the exercise price of any options to purchase Shares or $15.00 per share of Series D Preferred Stock, as the case may be. Parent may assign to any subsidiary or affiliate of Parent (including Purchaser) the right to exercise the options. Each option may be exercised individually from each Investor, in whole or in part, at any time or from time to time, on or after November 20, 1997 and prior to the close of business on the earlier of (i) the second business day after the termination of the Merger Agreement; (ii) the Effective Time; and (iii) the date of the termination of the Stock Option Agreement (such earliest date, the "Termination Date").

  Voting of Shares. Each Investor, until the Termination Date, shall cause the Shares owned by such Investor to be voted at any meeting of the stockholders of the Company or in any consent in lieu of such a meeting in favor of the consummation of the transactions contemplated by the Merger Agreement, against any transactions inconsistent therewith, and as otherwise reasonably requested by Purchase in order to carry out the purposes of the Merger Agreement.

  Irrevocable Proxy. Each Investor has irrevocably appointed Parent, until the Termination Date, as its attorney and proxy pursuant to the provisions of
Section 212 of the GCL, with full power of substitution, to vote and take other actions (by written consent or otherwise) in favor of the consummation of the transactions contemplated by the Merger Agreement, against any transactions inconsistent therewith, and as otherwise reasonably required in order to carry out the purposes of the Merger Agreement, with respect to the Option Shares (and all other securities issued to such Investor in respect of the Shares) which each Investor is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or in respect of any consent in lieu of any such meeting or otherwise. This proxy and power of attorney is irrevocable and coupled with an interest in favor of Parent. Each Investor has revoked all other proxies and powers of attorney with respect to the Option Shares (and all other securities issued to such Investor in respect of the Option Shares) which it may have heretofore appointed or granted. No subsequent proxy or power of attorney may be given or written consent executed (and if given or executed, will not be effective) by the Investors with respect thereto.

  Restrictions on Transfer. Each Investor has covenanted and agreed that, until the expiration of the Investor Options as provided in the Stock Option Agreement, except as contemplated or permitted by the Stock Option Agreement, the Investor shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the Investor's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Option Shares.

  No Solicitation. Except as provided in the Stock Option Agreement, each Investor shall not, directly or indirectly, through any agent or representative or otherwise, (i) solicit, initiate or encourage the submission of any proposal or offer from any individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government (collectively, other than Parent and any affiliate of Parent, a "Person") relating to (a) any acquisition or purchase of all or any of the Option Shares or (b) any acquisition or purchase of all or any portion of the assets of, or any equity interest in, the Company or any subsidiary of the Company or any business combination with the Company or any subsidiary of the Company or (ii) participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate or facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing. Each Investor immediately shall cease and cause to be terminated all existing discussions or negotiations of the Investor and its agents or other representatives with any Person conducted heretofore with respect to any of the foregoing. Each Investor shall notify Parent promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact.

 Plans for the Company

  It is expected that, initially following the Offer and the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted, and that the Company's current management, under the direction of the Board of Directors of Parent, will continue to manage the Company. Following consummation of the Merger, however, Parent intends to conduct a review of the Company and its assets, its corporate structure, operations, properties, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include the acquisition or disposition of assets or other changes in the Company's capitalization, dividend policy, corporate structure, business, certificate of incorporation, bylaws, board of directors or management.

  Except as noted in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company, or any material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management.

13. DIVIDENDS AND DISTRIBUTIONS

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from declaring or paying any dividends (cash or otherwise) or making any distribution on, directly or indirectly redeeming, purchasing or otherwise acquiring, any shares of its outstanding capital stock or effecting any stock split or other reclassification.

14. CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) any waiting period applicable to the Offer under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (ii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist: (a) any judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the Offer; (b) all necessary consents and approvals of any federal, state or local governmental authority or any other third party required for the consummation of the Offer shall not have been obtained except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a material adverse effect on the Surviving Corporation or a Parent Material Adverse Effect; (c) any of the representations and warranties of Company set forth in the Merger Agreement shall not be true and correct as of July 16, 1997 or any of the representations and warranties set forth in Sections 3.2, 3.3, 3.4, 3.10, 3.14, 3.21, 3.22, 3.23 and 3.29 of the Merger Agreement relating to capital stock of the Company's subsidiaries, capitalization of the Company, authority relative to the Merger Agreement, title to and condition of properties, Board recommendations, finders or brokers, state antitakeover statutes, opinion of financial advisor and commercial arrangements with Tel-Save shall not be true as of the date Parent shall first accept Shares for payment, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) has, or is likely to have, individually or in the aggregate, a Company Material Adverse Effect or cause any material increase in the consideration required to be paid by Parent and Purchaser effectively to consummate the Offer or the Merger; (d) the Company shall not have performed any obligation required to be performed by it under the Merger Agreement as of the date Parent shall first accept Shares for payment, where the non-performance of such obligation has, or is likely to have, individually or in the aggregate, a Company Material Adverse Effect or cause any material increase in the consideration required to be paid by Parent and Purchaser effectively to consummate the Offer; (e) the Merger Agreement shall have been terminated in accordance with its terms; or (f) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

  Except as described in this Section 15, Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions of the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

  Section 203 of the GCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company has represented in the Merger Agreement that it properly approved, among other things, the Offer, the Stock Option Agreement and the Merger for purposes of Section 203 of the GCL.

  Based on information supplied by the Company, Purchaser does not believe that any other state takeover statutes apply to the Offer or the Merger. Purchaser has not currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, the Stock Option Agreement or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer, the Stock Option Agreement, the Stock Purchase Agreement or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer, the Stock Option Agreement, the Stock Purchase Agreement or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Stock Option Agreement, the Stock Purchase Agreement or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Parent as the "ultimate parent entity" of Purchaser of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. The applicable waiting period for the purchase of Shares pursuant to the Stock Option Agreement and the Merger is 30 days (which shall commence on the date of filing and run concurrently with the waiting period applicable to the Offer). The Company's filing under the HSR Act will also be made with respect to the Purchaser's acquisition of Shares under the Stock Option Agreement. Parent is expected to make its filing with the Antitrust Division and the FTC on or about November 28, 1997. If, within the initial 15-day waiting period applicable to the Offer, either the Antitrust Division or the FTC requests additional information or documentary material from Parent, the waiting period will be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The waiting period applicable to the Stock Option Agreement and the Merger may be extended in the same manner as the waiting period applicable to the Offer. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, at the discretion of Purchaser (subject to the terms of the Merger Agreement), be extended and, in any event, the purchase of or any payment for Shares will be deferred until ten days (or, in the case of the filing applicable to the Stock Option Agreement and the Merger, twenty days) following the date the request is complied with by Parent, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Unless the Offer is extended, any extension of the waiting period will not give rise to any additional withdrawal rights. See
Section 4. Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company's failure to make such filings nor a request from the FTC or the Antitrust Division for additional information or documentary material made to the Company will extend the waiting period with respect to the Offer.

  In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Stock Option Agreement or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or the Company or its subsidiaries. Private parties or state officials may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer, the Stock Option Agreement or the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof. If any such action by the FTC, the Antitrust Division or any other person should be threatened or commenced, Purchaser may extend, terminate or amend the Offer. See Section 14. Purchaser believes that consummation of the Offer and the Merger would not violate any antitrust laws; there can be no assurance, however, that a challenge to the Offer or the Merger on antitrust grounds will not be made or, if a challenge is made, what the result will be.

  Although the parties to the Merger Agreement are required to remove or satisfy, if reasonably practicable, any objections to the validity or legality of the Merger, Parent is not required to satisfy any legal requirement that it divest or hold separate any assets or business operations of Parent or the Company.

  Government Regulations. The Company's services business is subject to specific regulations in several states. Within various states, such regulations may include limitations on the number of lines or PBX switches per system, limitations of shared telecommunications systems to single buildings or building complexes, requirements that such building complexes be under common ownership or common ownership, management and control and the imposition of local exchange access rates that may be higher than those for similar single-user PBX systems. The Company's systems business is generally exempt from governmental regulation with respect to marketing and sales. However, various regulatory bodies, including the FCC, require that manufacturers of equipment obtain certain certifications.

  The Company holds an authorization issued by the FCC to provide international telecommunications services and it also holds authorizations from various state public utility commissions permitting it to provide intrastate telecommunications services. The FCC and many of these state public utility commissions require their prior approval in the event control of the company is transferred to another party. Consummation of the Offer, however, involves the acquisition by Purchaser of a minority interest in the Company, and even when added to the Shares owned by Parent or Purchaser (but not including any Shares obtainable upon conversion of the Convertible Preferred Stock owned by Parent), would not result in a transfer of control of the Company. Accordingly, no approval by the FCC or state public utility commissions is required in connection with the Offer.

  Prior approval of the FCC and notification to or approval by various state public utility commissions will be required for consummation of the Merger or the acquisition by Parent or Purchaser of sufficient additional Shares (pursuant to the Stock Option Agreement, conversion of the Convertible Preferred Stock or otherwise) to effect a de jure or de facto transfer of control of the Company. Purchaser intends, together with the Company, promptly to make any required notifications and to seek all necessary approvals required to consummate the Merger or such acquisition. Purchaser believes that all necessary approvals may be obtained within approximately ninety days, but there can be no assurance that Purchaser and Company can obtain all necessary approvals or, if they can be obtained, that the process can be completed on a timely basis.

  The Merger will require permission or consents from certain state regulatory agencies. There can be no assurance that Parent and the Company can obtain such permissions or consents, or, if they can be obtained, that the process can be completed on a timely basis.

16. FEES AND EXPENSES

  Bear Stearns is acting as Dealer Manager in connection with the Offer and is acting as financial advisor to Parent with respect to the proposed acquisition of the Company. Parent has agreed to pay Bear Stearns for its services a financial advisory fee of $5.5 million, $1 million of which is currently payable and the remainder of which is payable upon consummation of the Merger. Parent has also agreed to reimburse Bear Stearns for all of its reasonable out-of-pocket expenses. In addition, Parent has agreed to indemnify Bear Stearns and certain related persons against certain liabilities and expenses in connection with its services, including certain liabilities under the U.S. federal securities laws.

  In the ordinary course of its business, Bear Stearns engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of November 25, 1997, Bear Stearns did not hold a long or a short position in the Shares for its own account.

  Purchaser has retained Georgeson & Company, Inc. to act as the Information Agent and Continental Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the U.S. federal securities laws.

  Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

17. MISCELLANEOUS

  Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Parent and Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act containing certain additional information with respect to the Offer and may file amendments thereto. The Company has filed with the Commission the Schedule 14D-9 (including exhibits) containing the Company's recommendation with respect to the Offer and other information required to be disseminated to stockholders of the Company pursuant to Rule 14d-9. Such Statements and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          Moonlight Acquisition Corp.

November 26, 1997

                                                                        ANNEX I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             PURCHASER AND PARENT

A. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

  The following information sets forth the name, age, citizenship, business address, present principal occupation or employment, and the material occupation, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the address of each director and executive officer is c/o Intermedia Communications Inc., 3625 Queen Palm Drive, Tampa, Florida 33619 and each director and executive officer is a citizen of the United States of America.

  David C. Ruberg, age 51, has been a director, President, and Chief Executive Officer of Parent since May 1993 and Chairman of the Board since March 1994. He was an independent consultant to the computer and telecommunications industries from September 1991 to May 1993. Mr. Ruberg was a Vice President and General Manager of Data General Corporation form 1989 until September 1991.

  John C. Baker, age 47, has been a director of Parent since February 1988. Mr. Baker has been the principal of Baker Capital Corp., a private equity investment firm, since October 1995. He was a Senior Vice President of Patricof & Co. Ventures, Inc., a multi-national venture capital firm from 1988 until September 1995. Mr. Baker is currently a director of Xpedite Systems, Inc., FORE Systems, Inc. and Resource Bancshares Mortgage Group, Inc., all of which are publicly traded corporations.

  George F. Knapp, age 65, has been a director of Parent since February 1988. He has been a principal of Communications Investment Group, an investment banking firm, since June 1990. From January 1988 until June 1990, Mr. Knapp was an associate at MBW Management, Inc., a venture capital firm. Prior to that time, he held various executive positions at ITT Corporation and its subsidiaries, most recently as Corporate Vice President of ITT Corporation. Mr. Knapp is currently a member of the Manhattan College Board of Trustees and Chairman of its Finance Committee.

  Philip A. Campbell, age 60, has been a director of Parent since September 1996. Mr. Campbell retired from Bell Atlantic Inc. as director, Vice Chairman and Chief Financial Officer in 1991. Previously, he was President of New Jersey Bell, Indiana Bell, and Bell Atlantic Network Services. Mr. Campbell is currently a director of Xpedite Systems, Inc., a publicly traded corporation.

  Robert A. Rouse, age 48, has served as Executive Vice President, Operations and Systems of Parent since October 1996. Prior to joining Parent, Mr. Rouse was Senior Vice President of Concert, a joint venture company of British Telecommunications and MCI Communications Company where he managed the engineering and operations of the Concert Global Networks from 1991 to 1996. Mr. Rouse held various executive management positions at MCI from 1986 to 1991, with responsibilities including product and network design, network and systems development, network planning, operations, provisioning, and customer services. From 1969 to 1986, he managed several subsidiaries of Rochester Telephone, now a part of Frontier Corporation. Mr. Rouse received his B.A. from the University of Rochester in 1971.

  James F. Geiger, age 38, has served as Senior Vice President, Sales of Parent since August 1995. Mr. Geiger served as the Vice President of Alternate Channel Sales from March 1995 through August 1995 and as the President of each of FiberNet USA, Inc. and FiberNet Telecommunications Cincinnati, Inc. (collectively, "FiberNet") since their inception. Mr. Geiger was one of the founding principals of FiberNet, initially serving as Vice President of Sales & Marketing and subsequently serving as President. From April 1989 to April 1990, Mr. Geiger served as Director of Marketing for Associated Communications, a cellular telephone company. Mr. Geiger received his B.S. in accounting from Clarkson University.

  Robert M. Manning, age 37, has served as Senior Vice President, Chief Financial Officer of Parent since September 1996. Mr. Manning joined Parent from DMX Inc., a Los Angeles-based cable programmer, where he was Executive Vice President, Senior Financial Executive and a director of DMX-Europe from October 1991 to September 1996. Prior to his tenure at DMX, Mr. Manning spent ten years in the investment banking field in corporate finance and mergers and acquisitions, most recently with Oppenheimer and Co., Inc. as Vice President, Corporate Finance, managing their Entertainment/Leisure Time Group from October 1988 to October 1991. Mr. Manning is a graduate of Williams College, Williamstown, Massachusetts.

  Robert A. Ruh, age 52, has served as Senior Vice President, Human Resources of Parent since March 1, 1996. From January 1991 through February 1996, Dr. Ruh was an independent consultant, specializing in executive and organization development. From 1975 to 1990, Dr. Ruh held executive positions in human resources with Baxter Healthcare Corporation and American Hospital Supply Corporation. From 1973 to 1975, Dr. Ruh served as a consulting psychologist for Medina and Thompson, specializing in executive assessment, selection, and development. From 1970 to 1972, Dr. Ruh was on the corporate organization development staff at Coming Glass Works. Dr. Ruh served as Assistant Professor of psychology at Michigan State University from 1970 to 1972. Dr. Ruh received a B.A. in psychology from Valparaiso University in 1966. He received an M.A.
(1967) and a Ph.D. (1970) in industrial/organizational psychology from Michigan State University.

  Michael A. Viren, age 55, has served as Senior Vice President, Strategic Planning, Regulatory, and Industry Relations of Parent since October 1996. Prior to his present position, he was Senior Vice President, Engineering and Information Systems from January 1996 to October 1996 and served as Vice President, Product Development from December 1992 through January 1996. Dr. Viren joined Parent in February 1991 as Director of Product Development. Dr. Viren worked for GTE Corporation from August 1986 to February 1991 as a specialist in wide and local area networking. Prior to that he operated his own consulting firm concentrating in WAN and LAN design; was Senior Vice President of Criterion, Inc., an Economic Consulting Firm in Dallas, Texas; and served as the Director of the Utility Division of the Missouri Public Service Commission. Dr. Viren taught economics for 10 years, most recently as an Associate Professor of Economics at the University of Missouri-Columbia and prior to that at the University of Kansas. Dr. Viren received a Ph.D. in economics from the University of California-Santa Barbara and a B.S. in mechanical engineering from the California State University at Long Beach.

  Patricia A. Kurlin, age 43, has served as Vice President, General Counsel of Parent since June 1996. From September 1995 until June 1996, Ms. Kurlin served as Corporate Counsel and served as Director of Governmental and Legal Affairs for Parent from September 1993 to September 1995. Prior to joining Parent, Ms. Kurlin served as Senior Telecommunications Attorney at the Florida Public Service Commission from May 1990 to September 1993. Ms. Kurlin received her J.D. from the Florida State University and a B.S. degree from the University of South Florida.

  Jeanne M. Walters, age 34, has served as Controller and Chief Accounting Officer of Parent since May 1993. From November 1992 until May 1993 she served as Assistant Controller. From June 1988 to November 1992, Ms. Walters was an auditor at Ernst & Young LLP, a certified public accounting firm in Tampa, Florida. Ms. Walters received her B.S. in accounting and an M.B.A. from Wilkes University. She is licensed in the State of Florida as a certified public accountant.

B. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

  The following table sets forth the name, age, citizenship, business address, present principal occupation or employment, and the material occupation, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, the address of each director and executive officer is c/o Intermedia Communications Inc., 3625 Queen Palm Drive, Tampa, Florida 33619 and each director and executive officer is a citizen of the United States of America.

  Robert M. Manning, age 38, has been a director, President, Secretary and Treasurer of Purchaser since November 14, 1997. Mr. Manning has served as Senior Vice President, Chief Financial Officer and Secretary of Parent since September 1996. Mr. Manning joined Parent from DMX Inc., a Los Angeles-based cable programmer, where he was Executive Vice President, Senior Financial Executive and a director of DMX-Europe from October 1991 to September 1996. Prior to his tenure at DMX, Mr. Manning spent ten years in the investment banking field in corporate finance and mergers and acquisitions, most recently with Oppenheimer and Co., Inc. as Vice President, Corporate Finance managing their Entertainment/Leisure Time Group from October 1988 to October 1991. Mr Manning is a graduate of Williams College, Williamstown, Massachusetts.

  George Lawrence Sledge, Jr., age 30, has been Vice President and Assistant Secretary of Purchaser since November 14, 1997. Mr. Sledge has served as Senior Director of Corporate Planning and Development of Parent since March 1997. Prior to his present position, Mr. Sledge held managerial positions in Intermedia's corporate finance, strategic planning, and treasury departments. Mr. Sledge joined Intermedia in November, 1991. Mr. Sledge received a B.A. in history from Davidson College and an MBA from the University of South Florida.

                                                                        ANNEX II

                      TRANSACTIONS BY PARENT AND PURCHASER
                   INVOLVING EQUITY SECURITIES OF THE COMPANY

     DATE          EQUITY/SECURITY              SELLER         NUMBER OF SHARES PRICE PER SHARE
     ----          ---------------              ------         ---------------- ---------------
   11/13/97  Common Stock                Market                       4,500         11.4306
   11/14/97  Common Stock                Market                     130,000         11.7138
   11/20/97  Common Stock                Mentor Partners, L.P.    1,000,000         14.75
   11/24/97  Convertible Preferred Stock RHI Holdings, Inc.         250,000        251.31

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY

    By Mail:               By Facsimile Transmission     By Hand or Overnight
                       (For Eligible Institutions Only):       Courier:
                                                              2 Broadway
   2 Broadway                                             New York, NY 10004
  New York, NY                   (212) 509-5150          Attn: Reorganization
      10004                                                     Dept.

      Attn:                    Confirm Receipt of
 Reorganization          Notice of Guaranteed Delivery:
      Dept.
                            (212) 509-4000 ext. 535

                                --------------

  DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS TO A FACSIMILE NUMBER OTHER THAN THE ONES LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

  Questions and requests for assistance may be directed to the Information Agent and the Dealer Manager at the telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery and other tender documents may be obtained at Purchaser's expense from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                & COMPANY INC.
                                --------------
                               Wall Street Plaza
                               New York, NY 10005
                             Phone: (212) 440-9800
                        (Banks and Brokers Call Collect)
                         CALL TOLL-FREE: (800) 223-2064

                      The Dealer Manager for the Offer is:
                            BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                               New York, NY 10167
                             Phone: (888) 517-7578